Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement of InsPro Technologies Corporation and Subsidiaries, Inc. on Form S-1 (Registration No. 333-133182, 333-142556, 333-149015, 333-162712, 333-185752 and 333-208804), of our report dated March 30, 2017 with respect to our audits of the consolidated financial statements of InsPro Technologies Corporation and Subsidiaries, Inc. as of December 31, 2016 and December 31 2015, and for each of the two years then ended, which report is included in this Registration Statement.

/s/ Assurance Dimensions
Certified Public Accountants

Coconut Creek, Florida

June 15, 2017